EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 3, 2009, with respect to the consolidated financial statements and schedule of Nippon Mining Holdings, Inc. included in the Registration Statement and related Prospectus of Nippon Oil Corporation and Nippon Mining Holdings, Inc.
/s/ Ernst & Young ShinNihon LLC
Tokyo, Japan
December 28, 2009